FOR IMMEDIATE RELEASE	Contact: Laura Wakeley
Office: 717-291-2616

Fulton Financial Corporation to make new investment in Lancaster City; Announces Fulton Bank’s purchase of downtown Lancaster, PA properties and expansion of bank headquarters

(October 13, 2010) --  Lancaster, PA – Fulton Financial Corporation (NASDAQ:  FULT) announced that its largest banking subsidiary, Fulton Bank, N.A. intends to purchase the property at 23 East King Street and has completed the purchase of the adjacent parking lot at 22 East Grant Street in Lancaster City.  The bank anticipates that the purchase of the 23 East King Street property will be completed tomorrow.

The company plans to expand its Penn Square offices, which serve as the headquarters for Fulton Bank and Fulton Financial Corporation and which currently house 450 employees.

When completed, it is anticipated that the new building will provide space for 225 employees.

Upon successful completion of the purchase of the 23 East King Street property, the company plans to raze the existing office building, which has been vacant for several years, to construct a new environmentally friendly and energy efficient six-story office building that will contain approximately 73,000 square feet of office space, 15,000 square feet of common area space, 3,400 square feet of retail space along East King Street, and a mix of public and private parking spaces.  In addition, the company will seek approval to construct a pedestrian bridge over Christian Street, linking its existing Penn Square offices to the new office building.

“We are outgrowing our current space at our existing Penn Square headquarters and also at our East Petersburg operations center,” said R. Scott Smith, Jr., Fulton Financial Corporation’s Chairman and CEO, “and therefore it makes sense to buy these properties which are next to our existing Penn Square building.  We have a very strong commitment to and belief in the

City of Lancaster, which has been Fulton Bank’s home since 1882.  Through this newest project, we are working to continue our long tradition of being a supporter of Lancaster City.”

Fulton Financial Corporation and Fulton Bank have made considerable investments in Lancaster City over the years.  The company has funded a number of community development projects through equity investments totaling more than $13 million in projects such as the King Theatre Apartments, the Umbrella Works and City Crossing.  In 2000, the company purchased the former Woolworth, McCrory’s and Art Store buildings and built a new L-shaped building around its existing Penn Square headquarters, with a total investment of $20 million.  The company and its employees also contribute dollars and volunteer time to many organizations in Lancaster City including the James Street Improvement District, the Fulton Theatre, the Lancaster Museum of Art and SACA Development Corporation.  Fulton Bank, N.A., the largest of eight banks under the Corporation’s umbrella, is the annual sponsor of the Celebrate Lancaster concert and fireworks organized by the Mayor’s Office of Special Events.

In terms of today’s announcement, Fulton Bank expects to pay a total of $1.2 million to purchase the East King and East Grant Street properties.  The total cost of the project announced today will be determined as the company works through the design and planning processes and the negotiation of construction contracts.  The company expects to begin working on the project in the second quarter of 2011, with demolition of the existing building tentatively slated for the third quarter next year.  The project will be completed in 2013.

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia.

Fulton Bank, the largest affiliate of Fulton Financial Corporation, is a community bank headquartered in Lancaster, Pennsylvania with 107 branches throughout Berks, Bucks, Centre, Chester, Cumberland, Dauphin, Delaware, Lancaster, Lebanon, Montgomery, Schuylkill and York Counties in Pennsylvania as well as Chesapeake, Fairfax, Newport News, Prince William, Richmond and Virginia Beach counties in Virginia.

Forward-looking Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” "anticipates," “believes,” “plans,” “expects,” “future,” and "intends," and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Corporation’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: asset quality and the impact on assets from adverse changes in the economy and in credit and other markets and resulting effects on credit risk and asset values; acquisition and growth strategies; market risk; changes or adverse developments in economic, political or regulatory conditions; a continuation or worsening of the current disruption in credit and other markets, including the lack of or reduced access to, and the abnormal functioning of, markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; balances of risk-sensitive assets to risk-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled  “Risk Factors” and  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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